EXHIBIT 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into by and between PRESTIGE BRANDS HOLDINGS, INC. (the “Company”) and MATTHEW MANNELLY (“Executive”) as of September 2, 2009 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive, and Executive desires to enter into the employ of the Company, on the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	EMPLOYMENT.

Subject to the terms and conditions of this Agreement, the Company hereby employs Executive as its Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”).

2.	DURATION OF AGREEMENT.

2.1 Initial Term.  Executive’s employment shall begin as of the Effective Date, and shall continue until August 31, 2012, unless extended pursuant to Section 2.2, or earlier terminated pursuant to any of Articles 5, 6, 7, or 8.  The specified period during which this Agreement is in effect is the “Term.”

2.2 Extensions of Term. For purposes of this Agreement, September 1, 2012 and each September 1 thereafter shall be referred to as an “Anniversary Date,” and the one-year period from each Anniversary Date to the next shall be referred to as a “Contract Year.”  On each Anniversary Date, beginning September 1, 2012, unless either party to this Agreement has notified the other in writing not less than six (6) months prior to such Anniversary Date of that party’s intention to allow this Agreement to expire and not be renewed at the end of the then-current Term, the Term shall automatically be extended for one Contract Year on and from the applicable Anniversary Date.

3.	POSITION AND DUTIES.

3.1 Position.  Executive shall serve as the Company’s Chief Executive Officer and, in that capacity, perform such duties and have such responsibilities as may be prescribed from time to time by the Board that are reasonably consistent with the position of Chief Executive Officer and consistent with the Company’s organizational documents.  At the beginning of the Term, the Company shall appoint Executive to the Board and, so long as Executive is serving as Chief Executive Officer, the Company shall nominate Executive for election as a member of the Board at each meeting of the Company’s shareholders at which the election of Executive is subject to a vote by the Company’s shareholders and shall recommend that the shareholders of the Company vote to elect Executive as a member of the Board. From time to time, Executive also may be designated to such other offices within the Company or its subsidiaries and affiliates as may be necessary or appropriate for the convenience of the businesses of the Company and its subsidiaries and affiliates.

3.2 Full-Time Efforts.  Executive shall perform and discharge faithfully, diligently and to the best of his ability his duties and responsibilities to the Company, devote his full-time efforts to the business and affairs of the Company, and not devote time to activities or interests that would impair his ability to perform his obligations to the Company.  Executive shall not be precluded from reasonable charitable and community activities and industry or professional activities, or managing his personal business interests and investments, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement.  Executive shall promote the best interests of the Company and take no action that in any way damages the public image or reputation of the Company, its subsidiaries or its affiliates.

3.3 Work Standard.  Executive shall at all times comply with and abide by all terms and conditions set forth in this Agreement, all applicable work policies, procedures and rules as may be issued by Company from time to time, and all federal, state and local statutes, regulations and public ordinances applicable to the performance of his duties hereunder.

3.4 No Employment Restriction.  Executive represents and covenants that his employment by the Company hereunder does not violate any agreement or covenant to which he is subject or by which he is bound and that there is no such agreement or covenant that could restrict or impair his ability to perform his duties or discharge his responsibilities to the Company.

4.	COMPENSATION AND BENEFITS.

4.1 Base Salary.  Subject to the terms and conditions set forth in this Agreement,  during the term the Company shall pay Executive, and Executive shall accept a base salary (“Base Salary”) at the rate of Five Hundred and Twenty Thousand Dollars ($520,000) per annum.  The Base Salary shall be paid in accordance with the Company’s normal payroll practices and pro rated for partial periods, if any, based on the actual number of days in the applicable period.  The Executive shall be entitled to periodic performance reviews (no less frequently than annually), the first of which shall take place on or before August 2011. Beginning with the Contract Year commencing September 1, 2012 and for each subsequent Contract Year, Executive shall be eligible for increases in Base Salary during each Contract Year, as may be determined and approved by the Board, taking into account the factors that the Board then considers relevant to the salaries of its executives.

4.2 Incentive, Savings and Retirement Plans.  During the Term, Executive shall be eligible to participate in all incentive (including, without limitation, long-term incentive plans), savings and retirement plans, welfare benefit plans, practices, policies and programs (including, without limitation, as applicable, medical, prescription, dental, disability, executive life, group life, accidental death and travel accident insurance plans and programs) applicable generally to senior executive officers of the Company (“Senior Executives”), and on the same basis as such

Senior Executives, except as to benefits that are specifically applicable to Executive pursuant to this Agreement.  Without limiting the foregoing, the following provisions shall apply with respect to Executive:

(a)
Annual Incentive Bonus Plan.  Executive shall be entitled to an annual incentive bonus opportunity, the amount and terms of which shall be determined by the Compensation Committee of the Board (the “Committee”), except as set forth in the next sentence.  The Executive’s annual target (subject to such performance and other criteria as may be established by the Committee) incentive bonus shall be 90.0% of Base Salary, subject to proration for partial periods, if any.  Notwithstanding the foregoing and for purposes of the Executive’s bonus for the 2010 fiscal year only, the Executive’s target incentive bonus shall be $293,000.  The performance and other criteria in respect of any such bonus shall be determined by the Committee in its sole discretion.

(b)
Signing Payment.  Executive shall be entitled to a one-time signing payment of $175,000, to be paid at the first regular pay period after the Effective Date.  The amount of annual incentive bonus earned pursuant to Section 4.2(a) for the Company’s 2010 fiscal year, if any, shall be in addition to the amount of the signing payment.

(c)	Equity Awards. The Company shall grant to the Executive the following equity awards on the Effective Date:

(i)	Stock options to purchase 1,125,000 shares of the Company’s common stock pursuant to the Option Agreement set forth as Exhibit A hereto (the “Option Award”).

(ii)	135,000 shares of Restricted Stock pursuant to the Restricted Stock Award Agreement set forth as Exhibit B hereto (the “Restricted Stock Award”).

(d)
Vacation.  During each year through the Term, Executive shall be granted four (4) weeks’ paid vacation in accordance with the Company’s vacation policy as in effect and as approved by the Committee from time to time.  The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.

(e)
Business Expenses.  Executive shall be reimbursed for all reasonable business expenses incurred in carrying out his duties hereunder in accordance with the policies, practices and procedures of the Company as in effect from time to time.  Executive shall be entitled to be reimbursed for an annual executive medical examination in accordance with the Company’s policies as in effect from time to time.

(f)
No Other Benefits.  Executive will not be entitled to any benefit or perquisite other than as specifically set out in this Agreement or agreed to in writing by the Company.  In particular, while the Board could determine otherwise, neither Executive nor the Company presently anticipate additional Long-Term Equity Incentive Plan (the “LTIP Plan”) awards for the initial Term of this Agreement or, if this Agreement is extended, for either of the first two Contract Years.

5.	TERMINATION FOR CAUSE.

5.1 This Agreement may be terminated immediately at any time by the Company without any liability owing to Executive or Executive’s beneficiaries under this Agreement, except Base Salary through the date of termination and benefits under any plan or agreement covering Executive (which benefits shall be governed by the terms of such plan or agreement), under the following conditions, each of which shall constitute “Cause” or “Termination for Cause”:

(a)
Any willful act by Executive involving fraud and any willful breach by Executive of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments, regulation of the Company’s business and the like which, in each case, a majority of the Board determines in its sole and absolute good faith discretion materially adversely affects the Company or Executive’s ability to perform his duties under this Agreement;

(b)	Attendance at work in a state of intoxication or otherwise being found in possession of any prohibited drug or substance, possession of which would amount to a criminal offense;

(c)	Executive’s personal dishonesty or willful misconduct, in each case in connection with his employment by the Company;

(d)
Breach of fiduciary duty or breach of the duty of loyalty to the Company which a majority of the Board determines in its sole and absolute good faith discretion materially adversely affects the Company or Executive’s ability to perform his duties under this Agreement;

(e)	Assault or other act of violence against any employee of the Company or other person during the course of his employment;

(f)	Indictment of the Executive for any felony (other than minor traffic offenses) or any crime involving moral turpitude;

(g)	Intentional breach by the Executive of any provision of this Agreement or of any Company policy adopted by the Board not cured within 30 days after notice from the Board;

(h)
The willful continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to Disability) if not cured within 30 days after a written demand for substantial performance is delivered to Executive by a majority of the Board that specifically identifies the manner in which such Board believes that Executive has not substantially performed Executive’s duties. For clarity, the failure of the Company to meet its business plans shall not be, in and of itself, grounds for Termination for Cause.

5.2 Board Determination of Cause.  For purposes of Section 5.1, a majority of the Board (excluding Executive) shall determine in its sole and absolute good faith discretion whether Cause exists.

6.	TERMINATION UPON DEATH.

Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Executive’s death, and the Company shall have no further liability to Executive or his beneficiaries under this Agreement, other than for payment of Accrued Obligations (as defined in Section 8.2(a), and the timely payment or provision of Other Payments (as defined in Section 8.2(c)(1)), including without limitation benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death.  This payment shall be paid in a lump sum to the Executive’s estate within 90 days after the Company is given notice of the Executive’s death.  The rights of the Executive’s estate with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.

7.	DISABILITY.

If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  If Executive’s employment is terminated by reason of his Disability, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Section 8.2(a) and the timely payment or provision of Other Payments (as defined in Section 8.2(c)(1), including without limitation benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to Executive on the Disability Effective Date.  The rights of the Executive with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.  Notwithstanding the foregoing, it is the intention of the Company and Executive that should he be terminated by reason of Disability before he is eligible for long-term disability benefits under the Company’s long-term disability plans and policies on the Disability Effective Date, that the Company would continue to employ Executive until such time as Executive has become eligible for such long-term disability benefits.  During this period: the Company would be entitled to appoint a new Chief Executive Officer and Executive would cease to occupy such position (which change would not be an event constituting Good Reason); the Company would not be obligated to maintain Executive’s salary at its current level; and Executive’s LTIP awards would not continue to vest.  It is not intended that the amount of benefits for which Executive is eligible under the Company’s short- or long-term disability plans that would have obtained if Executive’s salary remained the same throughout the period would be diminished, or that the Company would incur through these arrangements additional financial or other liabilities to the insurers providing its disability plans.  To give effect to this intention, promptly after Executive becomes employed, the Company and Executive shall meet with the Company’s insurers and negotiate in good faith an agreement giving effect to the arrangements described above as nearly as practicable.

For purposes of this Agreement, “Disability” means the Executive’s inability by reason of mental or physical incapacity, illness or disability to perform his duties hereunder for a period of either 90 consecutive days or an aggregate of 120 days in any 12 month period, as determined by the Board in its sole discretion.

8.	TERMINATION OF EMPLOYMENT FOR GOOD REASON OR WITHOUT CAUSE.

8.1 Executive’s Termination of Employment for Good Reason.  Executive’s employment may be terminated at any time by Executive for Good Reason or no reason.  For purposes of this Agreement, “Good Reason” shall mean:

(a)
Other than his removal for Cause pursuant to Article 5, without the written consent of Executive, the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company which results in a demonstrable diminution in such position, authority, duties or responsibilities; but excluding, for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(b)	A reduction by the Company in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time;

(c)
A reduction by the Company in Executive’s annual target incentive bonus (expressed as a percentage of Base Salary) during the Term unless such reduction is a part of an across-the-board decrease in target incentive bonuses affecting all other Senior Executives, in which case Good Reason shall exist only if the decrease (considered as a percentage relative to the prior percentage used to determine annual target incentive bonus) to Executive is disproportionately large;

(d)
The Company’s giving notice under Section 2.2 of its intention not to renew this Agreement unless at the time of such notice the Company could terminate this Agreement and Executive’s employment for “Cause,” or for Disability, or if Executive shall have reached the age of 65 by the applicable Anniversary Date;

(e)	The Company’s requiring Executive, without his consent, to be based at any office or location more than fifty (50) miles from the Company’s current headquarters in Irvington, New York;

(f)	The material breach by the Company of any provision of this Agreement;

(g)
A “Change in Control” (as defined in the LTIP Plan) occurs and the successor (if any and applicable) (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, which shall be deemed to have occurred if, after the Change in Control, Executive is not the Chief Executive Officer or equivalent of a company whose shares are publicly traded on a recognized securities exchange or inter-dealer quotation system; or

(h)	The failure of the Company to appoint Executive to the Board or, once Executive has been appointed to the Board, the failure to nominate Executive for election to the Board pursuant to Section 3.1.

Good Reason shall not include Executive’s death or Disability.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, provided that Executive raises to the attention of the Board any circumstance he believes in good faith constitutes Good Reason within ninety (90) days after occurrence or be foreclosed from raising such circumstance thereafter, provided that no such obligation shall apply to any circumstance described in subparagraph (d) above.  The Company shall have an opportunity to cure any claimed event of Good Reason (other than under subparagraphs (g) or (d) above) within 30 days of notice from Executive before Executive may terminate for Good Reason.

If Executive terminates his employment for Good Reason, he shall be entitled to the same benefits he would be entitled to under Article 8 as if terminated without Cause subject to the execution and effectiveness of a Release, to the extent required under Section 8.2.  If Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Section 8.2(a) and the timely payment or provision of Other Benefits (as defined in Section 8.2(c)(1)).

8.2 Termination of Employment Without Cause.  If Executive’s employment is terminated by the Company without Cause prior to the expiration of the Term (it being understood by the parties that termination by death or Disability shall not constitute termination without Cause), then Executive shall be entitled to the following benefits, subject to Section 8.4:

(a)
The Company shall pay to Executive in a lump sum in cash within 30 days following the Executive's Termination of Employment, the sum of (i) Executive’s Base Salary through the date of termination to the extent not theretofore paid, (ii) any accrued expenses and vacation pay to the extent not theretofore paid, and (iii) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive under a plan other than a tax-qualified plan (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in subparagraphs (i), (ii) and (iii) shall be referred to in this Agreement as the “Accrued Obligations”);

(b)
Subject to the Executive’s execution and delivery of a Release, the Company shall pay to Executive, starting on the 60th day following the Executive’s Termination of Employment, in installments ratably over twelve (12) months in accordance with the Company’s normal payroll cycle and procedures, an amount equal to 1.5 times the sum of:  (i) Executive’s annual Base Salary in effect as of the date of termination; plus (ii) Executive’s Average Annual Incentive Bonus (as defined below).  For purposes of this Agreement, “Average Annual Incentive Bonus” means the average annual incentive bonus actually earned by Executive in the three fiscal years immediately preceding the fiscal year in which Executive’s Termination of Employment date falls, provided, however, that (A) if the Executive has been employed by the Company for fewer than three fiscal years, the Average Annual Incentive Bonus shall mean the average annual incentive bonus actually earned during the Term; (B) if the Executive is terminated during the Company’s 2010 fiscal year, Average Annual Incentive Bonus shall mean $293,000; and (C) for purposes of determining the Average Annual Incentive Bonus for any period after the Company’s 2010 fiscal year, the calculation of which includes the annual incentive bonus paid in respect of Company’s 2010 fiscal year, the 2010 annual incentive bonus shall be deemed to be the sum of (x) the amount earned under Section 4.2(a) for fiscal 2010 plus (y) the amount paid under Section 4.2(b).

(c)	Code Section 280G Excise Tax.

(1)
In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this Agreement (the “Contract Payments”) or in connection with the Executive’s termination of employment or contingent upon a Change in Control (as defined in Code Section 280G and the regulations thereunder) pursuant to any plan or arrangement or other agreement with the Company or from any entity that is a member of the Company’s “affiliated group” (as defined under Code Section 1504(a) without regard to Code Section 1504(b)) (“Other Payments” and, together with the Contract Payments, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Code Section 4999, as determined as provided below, the Company shall pay to the Executive, at the time specified in Section 8.2(c)(4) below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of all taxes, interest and penalties (in each case relating to any excise tax under Section 4999, employment or ordinary income tax and not any tax imposed under Code Section 409A) and other amounts required to be paid upon the payment provided for by this Section 8.2(c), and any such interest, penalties, or additions to employment or ordinary income tax payable by the Executive with respect thereto, shall be equal to the total present value of the Excise Taxes imposed upon the Payments; provided, however, that if the Executive’s Payments are less than 110% of the amount of the Payments which could be paid to the Executive under Code Section 280G without causing the imposition of the Excise Tax, then the Payment shall be limited to the largest amount payable (as described above) without resulting in the imposition of any Excise Tax (such amount, the “Capped Amount”).

(2)
For purposes of determining the Gross-Up Payment, whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (i) the total amount of the Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), and all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel selected by the Company’s independent auditors and reasonably acceptable to the Executive (“Tax Counsel”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax, (ii) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of “excess parachute payments” within the meaning of Code Section 280G(b)(1) (after applying clause (i) hereof), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Code Sections 280G(d)(3) and (4).  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest effective rates of taxation applicable to individuals as are in effect in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(3)
If the Tax Counsel reasonably determines that any Excise Tax is payable by the Executive and that the criteria for reducing the Payments to the Capped Amount (as described in Section 8.2(c)(1) above) is met, then the Company shall reduce the Payments by the amount which, based on the Tax Counsel’s determination and calculations, would provide the Executive with the Capped Amount, and pay to the Executive such reduced Payments; provided that the Company shall first reduce the severance payment under Section 8.2(b). If the Tax Counsel determines that an Excise Tax is payable, without reduction pursuant to Section 8.2(c)(1), above, the Company shall pay the required Gross-Up Payment to, or for the benefit of, the Executive within the time specified in Section 8.2(c)(4). If the Tax Counsel determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Tax Counsel as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination.

(4)
The Gross-Up Payments provided for in Section 8.2(c)(1) through Section 8.2(c)(3) hereof shall be made upon the earlier of (i) the payment to the Executive of any Contract Payment or Other Payment or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax, provided, however, that in the event of Executive’s termination for Good Reason as provided by Section 8.1(g), such payment shall be made on the date of the transaction which constitutes a Change in Control for purposes of such Section 8.1(g).

(5)
The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(a)	give the Company any information reasonably requested by the Company relating to such claim;

(b)
take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive;

(c)	cooperate with the Company in good faith in order to effectively contest such claim; and

(d)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees, but excluding any tax or penalty associated with Code Section 409A) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto, but excluding any tax or penalty associated with Code Section 409A) imposed as a result of such representation and payment of costs and expenses.

(6)
The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto, but excluding any tax or penalty associated with Code Section 409A) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  In addition, no position may be taken nor any final resolution be agreed to by the Company without the Executive’s consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to the matters covered hereby).

(7)	As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Company or the Tax Counsel hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and the Executive thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the Company or the Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of the Executive.

(8)
If, after the receipt by the Executive of the Gross-Up Payment or an amount advanced by the Company in connection with the contest of an Excise Tax claim, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company in connection with an Excise Tax claim, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, such advance shall be forgiven and shall not be required to be repaid.

(9)
Notwithstanding the other provisions of this Section 8.2(c) and Section 12.15, all Gross-Up Payments shall be made to the Executive not later than the end of the calendar year following the year in which the Executive remits the related taxes and any reimbursement of the costs and expenses described in Section 8.2(c)(5) shall be paid not later than the end of the calendar year following the year in which there is a final and nonappealable resolution of, or the taxes are remitted that are the subject of, the related claim.

8.3 Definition of Termination of Employment.  With respect to the payment of all benefits under this Article 8, “Termination of Employment” shall mean “separation from service” as defined in Code Section 409A and regulations issued thereunder.

8.4 Restrictions on Timing of Distributions.  The following restrictions shall apply to payments under this Article 8:

(a)
Release Requirement.  No payment shall be made under Section 8.2(b) unless the Executive delivers to the Company a release in the form of Exhibit C in favor of the Company (a “Release”), without revocation thereof, no later than forty-five (45) days after Executive’s Termination of Employment date and no such payment or benefit hereunder shall be provided to Executive prior to the Company’s receipt of such Release and the expiration of any period of revocation provided for in the Release.

(b)
Restriction on Timing of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment other than on account of death or Disability, under such procedures as established by the Company in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), all payments hereunder that are subject to Code Section 409A, and for which the payment event is Termination of Employment may not commence earlier than six (6) months after the date of Termination of Employment.  Therefore, in the event this provision is applicable to the Executive, any such payment which would otherwise be paid to the Executive within the first six months following termination shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Termination of Employment.  All subsequent distributions shall be paid in the manner specified.  “Specified Employee” means a “specified employee” as defined in Code Section 409A and regulations thereunder.

8.5 Rights under Equity Plans.  The provisions of this Agreement are subject to the terms of the Company’s equity plans in effect from time to time, including the LTIP Plan.  Any equity awards granted to you under the equity plans shall be forfeited or not, vest or not, and, in the case of stock options, become exercisable or not, as provided by and subject to the terms of the applicable equity plan.

8.6 Resignation.  Upon the termination of Executive’s employment, Executive shall execute resignations from all positions held as a director of the Company and, if applicable, as a director or an officer of a company affiliated or related to the Company held at the time of such termination.

9.	PUBLICITY; NO DISPARAGING STATEMENT.

Executive and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

10.	BUSINESS PROTECTION PROVISIONS.

10.1 Preamble.  As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Executive will gain from his employment with the Company, Executive warrants and agrees he will abide by and adhere to the following business protection provisions in this Article 10 and all sections and subsections thereof.

10.2 Definitions.  For purposes of this Article 10 and all sections and subsections thereof, the following terms shall have the following meanings:

(a)
“Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any person or Entity engaged in a line of business that competes directly with any brand of the Company or any of its affiliates or subsidiaries (collectively the “PBH Entities”) whereby Executive is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services in which Executive participated or that he directed or oversaw while employed by the Company.

(b)
“Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the PBH Entities, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the PBH Entities and the details of which are not generally known to the competitors of the PBH Entities.  Confidential Information shall also include:  any items that any of the PBH Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential.

(c)
“Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)
“Restricted Period” shall mean eighteen (18) months following termination of Executive’s employment hereunder; provided, however, that the Restricted Period shall be extended for a period of time equal to any period(s) of time within the eighteen (18) month period following termination of Executive’s employment hereunder that Executive is determined by a court of competent jurisdiction to have engaged in any conduct that violates this Article 10 or any sections or subsections thereof, the purpose of this provision being to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon the Executive’s activities.

(e)	“Territory” shall mean each of the United States of America or any country other than the United States of America in which the Company shall transact business during the Term.

(f)
“Trade Secrets” shall mean information or data of or about any of the PBH Entities, including, but not limited to, technical or non-technical data, customer lists, pricing models, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and any other information which is defined as a “trade secret” under applicable law.

(g)
“Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to the PBH Entities that were conceived, discovered, created, written, revised or developed by Executive during the term of his employment with the Company.

10.3 Nondisclosure; Ownership of Proprietary Property.

(a)
In recognition of the need of the PBH Entities to protect their legitimate business interests, Confidential Information and Trade Secrets, Executive hereby covenants and agrees that Executive shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the PBH Entities and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process.

(b)
Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware.  Executive shall assist the PBH Entities, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(c)
All Work Product shall be owned exclusively by the PBH Entities.  To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to applicable PBH Entity all right, title and interest Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights.  Executive agrees to execute and deliver to the applicable PBH Entity any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the applicable PBH Entity.

10.4 Non-Interference with Executives.

Executive recognizes and acknowledges that, as a result of his employment by Company, he will become familiar with and acquire knowledge of confidential information and certain other information regarding the other executives and employees of the PBH Entities.  Therefore, Executive agrees that, during the Restricted Period, Executive shall not encourage, solicit or otherwise attempt to persuade any person in the employment of the PBH Entities to end his/her employment with a PBH Entity or to violate any policy of any PBH Entity or any confidentiality, non-competition or employment agreement that such person may have with a PBH Entity.  Furthermore, neither Executive nor any person acting in concert with the Executive nor any of Executive’s affiliates shall, during the Restricted Period, employ any person who has been an executive or management employee of any PBH Entity unless that person has ceased to be an employee of the PBH Entities for at least six (6) months.

10.5 Non-Competition.

Executive covenants and agrees to not obtain or work in a Competitive Position within the Territory during the Term or during the Restricted Period.  Executive and Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of Company due to Executive’s status and reputation in the industry and the knowledge to be acquired by Executive through his association with Company’s business and the public’s close identification of Executive with Company and Company with Executive.  Further, Executive acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement.  Executive acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of this covenant not to compete, Executive will receive employment with and other benefits from the Company in accordance with this Agreement

10.6 Remedies.

Executive understands and acknowledges that his violation of this Article 10 or any section or subsection thereof would cause irreparable harm to Company and Company would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, or other act prohibited by this Agreement.  The parties agree that nothing in this Agreement shall be construed as prohibiting Company from pursuing any remedies available to it for any breach or threatened breach of this Article 10 or any section or subsection thereof, including, without limitation, the recovery of damages from Executive or any person or entity acting in concert with Executive.  If any part of this Article 10 or any section or subsection thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable.  Furthermore and in recognition that certain severance payments are being agreed to in reliance upon Executive’s compliance with this Article 10 after termination of his employment, in the event Executive breaches any of such business protection provisions of this Agreement, any unpaid amounts (e.g., those provided under Article 8) shall be forfeited and Company shall not be obligated to make any further payments or provide any further benefits to Executive following any such breach.

11.	RETURN OF MATERIALS; BOARD RESIGNATION.

Upon Executive’s termination, or at any point after that time upon the specific request of the Company, Executive shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any originals, copies and abstracts containing any Work Product, intellectual property, Confidential Information and Trade Secrets in Executive’s possession or control.  In addition, upon the termination of Executive’s employment with the Company, upon the request of the Board, Executive shall submit, and upon the failure to do so, shall be deemed to have submitted his resignation as a member of the Board effective upon the termination of employment.

12.	GENERAL PROVISIONS.

12.1 Amendment.  This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

12.2 Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors and assigns.

12.3 Waiver of Breach; Specific Performance.  The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.  Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

12.4 Indemnification and Insurance.  The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company or any affiliate.  In addition, the Company agrees that the Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert commercially reasonable efforts to maintain such insurance, in not less than its present limits, in effect throughout the term of the Executive’s employment; provided that the Company will not be required to pay premiums of more than 200% of the current premium to do so.

12.5 Tax Withholding.  There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.

12.6 Notices.

All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by facsimile, as follows:

If to Company to:	Prestige Brands Holdings, Inc.
Attn: General Counsel’s Office
90 North Broadway
Irvington, NY 10533
Facsimile: (914) 524-7488

If to Executive to:	Matt Mannelly
941 Silvermine Road
New Canaan, CT 06840
Facsimile: _____________

All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by facsimile or courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if personal delivery.  Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section.

12.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to the conflict of laws provisions thereof).

12.8 Entire Agreement.  This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and this Agreement supersedes and replaces any prior agreement, either oral or written, which Executive may have with the Company that relates generally to the same subject matter.

12.9 Assignment.  This Agreement may not be assigned by Executive without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.  It may be assigned by the Company to any successor to all or substantially all of its business.

12.10 Severability.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

12.11 Section and Paragraph Headings.  The section and paragraph headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

12.12 Interpretation.  Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.

12.13 Arbitration.

(a)
Except as provided in subsection (b) of this Section 12.13, the following provisions shall apply to disputes between Company and Executive arising out of or related to either:  (i) this Agreement (including any claim that any part of this agreement is invalid, illegal or otherwise void or voidable), or (ii) the employment relationship that exists between Company and Executive:

(i)	The parties shall first use their best efforts to discuss and negotiate a resolution of the dispute.

(ii)
If efforts to negotiate a resolution do not succeed within 5 business days after a written request for negotiation has been made, the dispute shall be resolved timely and exclusively by final and binding arbitration pursuant to the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes (the “AAA Rules”).  Arbitration must be demanded within ten (10) calendar days after the expiration of the five (5) day period referred to above.  The arbitration opinion and award shall be final and binding on the Company and the Executive and shall be enforceable by any court sitting within Westchester County, New York.  Company and Executive shall share equally all costs of arbitration excepting their own attorney’s fees unless and to the extent ordered by the arbitrator(s) to pay the attorneys’ fees of the prevailing party.

(iii)
The parties recognize that this Section 12.13 means that certain claims will be reviewed and decided only before an impartial arbitrator or panel of arbitrators instead of before a court of law and/or a jury, but desire the many benefits of the arbitration process over court proceedings, including speed of resolution, lower costs and fees, and more flexible rules of evidence.  The arbitrator or arbitrators duly selected pursuant to the AAA’s Rules shall have the same power and authority to order any remedy for violation of a statute, regulation, or ordinance as a court would have; and shall have the same power to order discovery as a federal district court has under the Federal Rule of Civil Procedure.

(b)	The provisions of this Section 12.13 shall not apply to any action by the Company seeking to enforce its rights arising out of or related to the provisions of Article 11 of this Agreement.

(c)
This Section 12.13 is intended by the Company and the Executive to be enforceable under the Federal Arbitration Act.  Should it be determined by any court that the Act does not apply, then this Section 12.13 shall be enforceable under the applicable arbitration statutes of the State of Delaware.

12.14 Voluntary Agreement.  Executive and Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement.  Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

12.15 Nonqualified Deferred Compensation Omnibus Provision.  It is intended that any compensation provided under this Agreement be administered and paid in a manner which will not result in the imposition of additional federal income taxes on the Executive under Code Section 409A.  The provisions of this Agreement relating to amounts which constitute deferred compensation under Code Section 409A are intended to be construed accordingly.  If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, at the request of the Executive, seek to modify this Agreement in the least restrictive manner necessary in order to comply with the provisions of Section 409A and/or any rules, regulations or other regulatory guidance issued under such statutory provision and without any diminution in the value of the payments to the Executive; provided, however, that in connection with any such modification the Company shall not be required to increase amounts or benefits otherwise payable to or provided to Executive.  Notwithstanding anything in this Agreement to the contrary, to the extent necessary to comply with Code Section 409A, (a) the amount of any expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement in any taxable year of the Executive shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other taxable year, and (b) the reimbursement of expenses or in-kind benefits under this Agreement shall be made or provided no later than on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, except to the extent earlier reimbursement is required under this Agreement or applicable Company policies and procedures.

*           *           *           *

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Agreement as of this 2nd day of September, 2009.

PRESTIGE BRANDS HOLDINGS, INC.

By:	/s/ Gary E. Costley
Name: Gary E. Costley
Title: Lead Director

EXECUTIVE

/s/ Matthew M. Mannelly
Matthew Mannelly

EXHIBIT A

Not filed because substantially identical to Exhibit 10.28 to the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on June 14, 2007.

EXHIBIT B

Not filed because substantially identical to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 9, 2005.

EXHIBIT C

Form of Release

GENERAL RELEASE

THIS GENERAL RELEASE (“Agreement”) is made and entered into by and between Prestige Brands Holdings, Inc. (“Employer”) and [____________] (“Executive”).

WHEREAS, Employer and Executive are parties to an Employment Agreement dated as of [____________] (the “Employment Agreement”); and

WHEREAS, Employer and Executive wish to conclude their employment relationship amicably and on mutually satisfactory terms and to settle fully and finally all claims, disputes, and potential claims and disputes that Executive may have with Employer;

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the Employer and Executive agree as follows:

Section 1. Effective Date.  This Agreement shall become effective and enforceable, unless sooner revoked pursuant to Section 2, on the eighth day after Executive signs the Agreement (“Effective Date”).  Executive shall deliver the Agreement bearing his original signature to Employer at the following address no later than [________] days following the date hereof:

Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
Attn: General Counsel and Secretary

Section 2. Revocation.  Executive may revoke this Agreement if he delivers written notice of revocation to the Employer at the address specified in Section 1 before 5:00 p.m. on the eighth day after signing it.  Executive understands that this Agreement shall be null and void, and he shall not be entitled to any severance payments or benefits, if he validly revokes the Agreement.

Section 3. Good and Valuable Consideration / No Further Payment.  The severance benefits provided pursuant to the Employment Agreement are good and valuable consideration for this Agreement.  Executive understands and agrees that, if he signs and does not revoke this Agreement, except as expressly provided herein, he is not entitled to receive any additional payment or benefit as a result of his employment with, or his separation of employment from, Employer.

Section 4. Wages.  Executive acknowledges that he has received payment in full of all wages, including without limitation any and all salary, overtime, commissions, and bonuses, for work he performed for or on behalf of Employer on or before [____________].

Section 5. No Workplace Illness or Injury.  Executive certifies that, except to the extent the subject of a previously-filed claim for workers compensation benefits, Executive is not aware of and has experienced any illness or injury in the course or scope of his employment with Employer.

Section 6. General Release.  In consideration of the severance payments provided pursuant to the Employment Agreement and intending to be legally bound, Executive hereby irrevocably and unconditionally releases and forever discharges Employer and any and all of its past and present parents, subsidiaries, affiliates, related entities, and each of its and their predecessors, successors, customers, insurers, owners, directors, officers, employees, attorneys, and other agents (“Released Parties”) of and from any claims arising from Executive's employment, including but not limited to any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have against the Released Parties, or any of them, that arose at any time before or upon his signing this Agreement, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon his signing this Agreement and any and all claims arising under any oral or written Employer program, policy or practice, contract, agreement or understanding (except this Agreement, the Employment Agreement, employee benefit programs covering the Executive, and Executive’s right to indemnification under any agreement or otherwise), any common-law principle of any jurisdiction, any federal, state or local statute or ordinance, with all amendments thereto, including without limitation the National Labor Relations Act of 1947, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, and any other employee-protective law of any jurisdiction that may apply.

Section 7. Good Faith Settlement.  This Agreement constitutes the good faith compromise and settlement of all claims and potential claims Executive has against any one or more of the Released Parties and is not and shall not be construed as an admission of any wrongful or unlawful act against Executive or that the conclusion of Executive’s employment was in any way wrongful or unlawful.

Section 8. Knowing and Voluntary Agreement.  Executive acknowledges that he received this Agreement on [____________]; that Employer advised him in writing, by this Section, to consult with an attorney before signing this Agreement; that Employer is providing him with no less than [___] days to consider this Agreement before signing it; that Employer is providing him with no less than seven days to revoke this Agreement after signing it, if he chooses to do so; that Executive carefully read and fully understands all of the provisions and effects of this Agreement; that Executive is entering into this Agreement voluntarily and free of coercion and duress; and that neither Employer nor any of its agents or attorneys made any representations or promises concerning the terms or effects of this Agreement.

In conformity with the Older Workers Benefit Protection Act, Executive further acknowledges the following:

(a)	that this Agreement is written in a manner calculated to be understood by him;

(b)	that he has been advised in writing to consult with an attorney prior to executing this Agreement;

(c)
that this Agreement represents Executive's knowing and voluntary waiver and release of any and all claims that he might have, including, but not limited to any claims arising under the Age Discrimination in Employment Act ("ADEA");

(d)	that he has not waived any claim under the ADEA that may arise after the date that this Agreement is executed;

(e)	that the consideration that he will receive in exchange for this Agreement is something of value to which he is not otherwise entitled;

(f)	that he has been given the option of at least twenty-one (21) days to consider this Agreement prior to executing it; and

(g)
that, within seven (7) days of signing this Agreement, he may revoke his Agreement, and the Agreement will not become effective and enforceable unless and until that seven (7) day period passes without his revocation.

Section 9. Governing Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of New York, without reference to the principles of conflicts of law otherwise applicable therein.

Section 10. Construction.  Each party to this Agreement had full opportunity to negotiate all terms and language of this Agreement and this Agreement and all of its terms shall be construed as if drawn by both parties and not against either as the drafter.

Section 11. Modification. Any modification or amendment of this Agreement must be made in writing and signed by both parties.  This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all written or oral contracts, agreements or understandings between the parties pertaining to the subject matter hereof.

Section 12. Covenant Not to Sue.  Executive covenants and agrees that he will not now or at any time in the future commence, maintain, prosecute or participate in as a party, or request, encourage or permit to be filed by any other person on Executive's behalf, or as a member of any alleged class of persons, any action, suit, proceeding, claim or complaint of any kind against Employer with respect to any matter which is released under Section 6 above. Executive agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any matter released under Section 6 above and that this Agreement shall act as a bar to recovery in any such proceeding. For any breach of this covenant not to sue, Employer shall be entitled to recover any and all reasonable attorneys' fees and costs incurred as a result of such breach in addition to any other damages.

Section 13. Severability.  If a court of competent jurisdiction adjudicates any covenant or obligation under this Agreement void or unenforceable, then the parties intend that the court modify such provision only to the extent necessary to render the covenant or obligation enforceable as modified or, if the covenant or obligation cannot be so modified, the parties intend that the court sever such covenant or obligation, and that the remainder of this Agreement, and all remaining covenants, obligations and provisions as so modified, shall remain valid, enforceable, and in full force and effect.

BY SIGNING THIS AGREEMENT, [____________] ACKNOWLEDGES THAT HE DOES SO VOLUNTARILY AFTER CAREFULLY READING AND FULLY UNDERSTANDING EACH PROVISION AND ALL OF THE EFFECTS OF THIS AGREEMENT, WHICH INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND RESTRICTS FUTURE LEGAL ACTION AGAINST PRESTIGE BRANDS HOLDINGS, INC. AND OTHER RELEASED PARTIES.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this General Release.

PRESTIGE BRANDS HOLDINGS, INC.

/	By:	/
[____________] / Date		/ Date